Exhibit 99.1

N E W S R E L E A S E

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (March 5, 2013)

BAKER ANNOUNCES 2012 FINANCIAL RESULTS; DECLARES INCREASED DIVIDEND

PITTSBURGH — Michael Baker Corporation (NYSE MKT:BKR) today reported its financial results for the fourth quarter and the full year of 2012. In addition, the Company’s Board of Directors declared a $0.16 per share dividend for the first quarter of 2013, payable on April 3 to shareholders of record on March 18. This represents a $0.02 per share increase from the dividend paid in the fourth quarter of 2012.

The information and discussion contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-K, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations.

For 2012, Baker reported net income from continuing operations of $2.1 million, or $0.22 per diluted common share, on total contract revenues of $593.4 million. This compares to net income from continuing operations of $16.8 million, or $1.80 per diluted common share, on total contract revenues of $538.4 million in 2011. The 10 percent increase in revenues was driven primarily by RBF, which was acquired at the beginning of the fourth quarter of 2011 and contributed a combined year-over-year increase of $71 million in revenues to the Company’s Transportation and Federal business segments. This increase was partially offset by decreases in work performed for the Federal Emergency Management Agency (FEMA) and the Department of Defense (DoD), compared to 2011. Transportation segment revenues increased $12.4 million, driven primarily by a period-over-period increase in work performed for the Wisconsin, Virginia and New Jersey Departments of Transportation and the addition of revenues from RBF. This increase was partially offset by decreases in services provided to the Pennsylvania and Louisiana Departments of Transportation, and decreases in work performed for the Central Texas Mobility Constructors and the New Jersey Turnpike Authority. Federal segment revenues increased $42.6 million compared to 2011, attributable primarily to the year-over-year increase in RBF’s revenues of $57.0 million. This increase was partially offset by the aforementioned decreases in work performed for FEMA and the DoD, and a decrease in work related to Alaskan gas line development.

Income from operations for 2012 was $3.9 million compared to $24.2 million in 2011. This decline resulted mainly from a decrease in the Federal segment’s operating income due to increased costs to pursue international work, the decrease in work for FEMA, increases in amortization expenses and selling, general and administrative expenses driven primarily by the acquisition of RBF, and approximately $5.0 million in one-time costs in the fourth quarter which are described below.

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ADD ONE – BAKER 2012 FINANCIAL RESULTS

The year-over-year decrease in net income from continuing operations was partially offset by an increase in equity income from the Company’s unconsolidated subsidiaries.

Total backlog for continuing operations at December 31, 2012, was $1.65 billion, compared to $1.59 billion at December 31, 2011. Of these totals, $648.5 million and $684.6 million, respectively, are considered funded backlog.

As of December 31, 2012, the Company had a cash balance of approximately $77 million and no long-term debt.

For the fourth quarter of 2012, the Company reported a net loss from continuing operations of $(2.2) million, or $(0.23) per diluted common share, on total contract revenues of $141.2 million, compared with net income from continuing operations of $4.0 million, or $0.43 per diluted common share, on total contract revenues of $156.2 million in the fourth quarter of 2011. Adversely impacting the 2012 fourth quarter were several one-time costs which totaled approximately $5.0 million. These included a reserve on a receivable for an international transportation project, severance costs related to the Performance Improvement Plan, the accrual of a post-retirement benefit, and various other non-recurring expenses.

The effective income tax rate from continuing operations was 64.0 percent and 30.0 percent for the years ended December 31, 2012 and 2011, respectively. Adversely impacting the effective income tax rate in 2012 was the addition of a valuation allowance related to state income taxes, while 2011 was positively impacted by foreign tax credits and certain valuation allowance reversals.

Commenting on the results, H. James McKnight and Michael J. Zugay, office of the chief executive, said, “Clearly, we are disappointed with our financial performance in 2012. While the challenging macroeconomic and governmental factors continue to inhibit the funding for public infrastructure projects, we believe the Performance Improvement Plan that we implemented in the fourth quarter of 2012 will result in substantially improved performance in 2013.”

About Baker

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,000 employees in over 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

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ADD TWO – BAKER 2012 FINANCIAL RESULTS

Conference Call

Michael Baker Corporation has scheduled a conference call and webcast for Tuesday, March 5, at 10:00 a.m. EST, to discuss the fourth quarter and full-year 2012 results. Please call (877) 769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com

Note with respect to Forward-Looking Statements:

(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: the events described in the “Risk Factors” section of our 2012 Form 10-K as well as the Company’s other reports filed with the Securities and Exchange Commission; increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure; changes in loan relationships or sources of financing; changes in management; changes in information systems; and divestitures and acquisitions. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

ADD THREE — BAKER 2012 FINANCIAL RESULTS

FINANCIAL SUMMARY

(Unaudited)

	For the three months		For the twelve months
Operating Results	ended December 31,		ended December 31,
(In thousands, except earnings per share)	2012	2011	2012	2011

Revenues	$141,204	$156,191	$593,397	$538,424
Gross profit	19,867	26,612	91,966	102,254
Operating (loss)/income	(2,082)	5,499	3,943	24,158
(Loss)/income before income taxes and noncontrolling interest	(1,178)	5,680	6,741	24,900
Net (loss)/income from continuing operations attributable to Michael Baker Corporation	(2,192)	4,005	2,110	16,824
(Loss)/income from discontinued operations, net of tax	(100)	380	723	480
Net (loss)/income attributable to Michael Baker Corporation	$(2,292)	$4,385	$2,833	$17,304
(Loss)/earnings per share:
Basic-continuing operations	$(0.23)	$0.43	$0.22	$1.81
Diluted-continuing operations	(0.23)	0.43	0.22	1.80
Basic-net income	(0.24)	0.47	0.30	1.86
Diluted-net income	$(0.24)	$0.47	$0.29	$1.85

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ADD FOUR — BAKER 2012 FINANCIAL RESULTS

Segment Results (Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
(In millions)	2012	2011	2012	2011
Revenues
Transportation	$70.5	$81.4	$313.2	$300.8
Federal	70.7	74.8	280.2	237.6

Total revenues	$141.2	$156.2	$593.4	$538.4

Gross Profit
Transportation	$9.0	$12.2	$50.4	$50.6
Federal	11.4	15.3	43.5	53.3
Corporate	(0.5)	(0.9)	(1.9)	(1.6)

Total gross profit	19.9	26.6	92.0	102.3

Less: SG&A
Transportation	(12.7)	(11.7)	(49.4)	(46.8)
Federal	(9.3)	(9.4)	(38.6)	(31.3)
Corporate	—	—	(0.1)	—

Total SG&A	(22.0)	(21.1)	(88.1)	(78.1)

Total (loss)/income from operations
Transportation	(3.7)	0.5	1.0	3.8
Federal	2.1	5.9	4.9	22.0
Corporate	(0.5)	(0.9)	(2.0)	(1.6)

Total operating (loss)/income	$(2.1)	$5.5	$3.9	$24.2

Backlog
	As of December 31
(In millions)	2012	2011
Funded	$648.5	$684.6
Unfunded	997.5	908.6

Total	$1,646.0	$1,593.2

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ADD FIVE — BAKER 2012 FINANCIAL RESULTS

Condensed Balance Sheet (Unaudited)

	As of December 31
(In thousands)	2012	2011
ASSETS
Cash and cash equivalents	$77,367	$36,050
Available for sale securities	—	12,323
Receivables, net	85,733	104,091
Unbilled revenues on contracts in progress	78,062	77,713
Prepaid expenses and other	11,361	16,100

Total current assets	252,523	246,277

Property, plant and equipment, net	17,286	20,903
Goodwill and other intangible assets, net	94,363	104,505
Other long-term assets	9,237	8,189

Total assets	$373,409	$379,874

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$41,386	$44,434
Accrued compensation and insurance	30,723	36,366
Billings in excess of revenues on contracts in progress	22,215	24,064
Other accrued expenses	31,220	27,677

Total current liabilities	125,544	132,541

Other long-term liabilities	22,713	26,704

Total liabilities	148,257	159,245

Common Stock	10,172	10,067
Additional paid-in capital	69,514	66,218
Retained earnings	150,087	148,605
Accumulated other comprehensive loss	—	(90)
Less - Treasury shares	(5,173)	(4,888)

Total Michael Baker Corporation shareholders’ investment	224,600	219,912
Noncontrolling interests	552	717

Total shareholders’ investment	225,152	220,629

Total liabilities & shareholders’ investment	$373,409	$379,874

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